Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MARKETING AGREEMENT

This Marketing Agreement (this “Agreement”) is made and entered into as of 4th February 2026 (the “Effective Date”), between

Loop Industries, Inc., a Nevada corporation with a principal place of business at 480 Fernand-Poitras, Terrebonne, Quebec, Canada (“Loop”) and

Ester Industries Limited, a public limited company incorporated under the Indian Companies Act, 1956, with corporate office at Plot No.-11-A, Infocity-1, Sector 33–34, Gurgaon-122001, Haryana, India (“Ester”) and

Ester Loop Infinite Technologies Private Limited, a private limited company incorporated under the provisions of the Companies Act, 2013, bearing Corporate Identification Number U22208HR2024PTC123517, having its registered office at Plot No.11 Block A, Infocity 1, Sector 34 Gurgaon 122001, Haryana, India (“JV Company”)

Each of Loop, Ester and JV Company is a “Party”; together they are the “Parties”

BACKGROUND

A.

The Loop Parties (as defined in the License Agreement) have developed a proprietary depolymerization process, producing dimethyl terephthalate (rDMT) and/or mono ethylene glycol (rMEG) from PET and/or polyester, that can be used for production of specialty polymers.

B.

Loop and Ester Industries Limited have entered into a Joint Venture Agreement dated May 1st, 2024 (as amended, supplemented, or otherwise modified from time to time, the “Joint Venture Agreement”) to form the JV Company for the purpose of conducting the Business (as defined in the Joint Venture Agreement), and are entering into this Agreement pursuant to the Joint Venture Agreement and concurrently with the formation of the JV Company.

C.

Concurrently with the execution of this Agreement, the JV Company and Loop are entering into a license agreement (as amended, supplemented, or otherwise modified from time to time, the “License Agreement”) to govern the licensing arrangements necessary for the JV Company to develop, construct, own and operate Licensed Facilities to, among other things, manufacture Licensed Products for sale throughout the Sales Territory (to the extent applicable).

D.

In connection with the Business, Loop retains its sole and exclusive right to enter into Loop Sales Contracts for the supply of Licensed Products to Authorized Customers, subject to JV Company’s rights set forth in this Agreement.

E.

Loop desires to assign rights and obligations with respect to the fulfillment of a specific volume and delivery of Licensed Product in the Sales Territory, under Loop Sales Contracts to JV Company, and JV Company desires to manufacture and fulfill such Licensed Product supply requirements, as determined by the Parties, all in accordance with the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the mutual covenants and premises contained in this Agreement, and other good and valuable consideration, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

1.1	Capitalized terms used but not defined in this Agreement have the meanings given to them in the License Agreement.

(a)	“Acceptance Notice” has the meaning set forth in Section 2.4.

(b)

“Affiliate” means, with respect to a Party, any corporation or other entity that is directly or indirectly controlling, controlled by or under the common control with such Party. For the purpose of this definition, “control” means the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists; it being clarified that the JV Company will not be considered as an ‘Affiliate’ of either Ester or Loop for the purposes of this Agreement.

(c)	“Alternate Producer” means any Loop Party or any third party, wherever located, which has sufficient ownership or license rights of Licensed Subject Matters to manufacture Licensed Products.

(d)	“Assignment” has the meaning set forth in Section 2.5.

(e)	“Assignment Date” has the meaning set forth in Section 2.5.

(f)	“Authorized Customer” means a Loop Party customer that is a party to a Transferred Contract, solely with respect to the Licensed Product quantities covered by the Transferred Contract.

(g)	“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which banks in Montreal, Canada or in New Delhi, India are open for the conduct of their commercial banking business.

(h)	“Confidential Information” has the meaning set forth in Section 4.1.

(i)	“Fees Record” has the meaning set forth in Section 2.9(d).

(j)	“JV Board” means the board of directors of the JV Company appointed in accordance with the terms of the Joint Venture Agreement.

(k)	“Late Payment” has the meaning set forth in Section 5.3.

(l)	“Loop Representatives” has the meaning set forth in Section 3.1.

(m)

“Loop Sales Contract” means any contract between a Loop Party and a third-party customer for the Loop Party’s sale to the customer, and the customer’s purchase from the Loop Party, of a specified quantity of Licensed Products to be manufactured and/or sold within the Sales Territory.

(n)	“Non-Payment Notice” has the meaning set forth in Section 5.3.

(o)	“Marketing Services Fees” has the meaning set forth in Section 2.9.

(p)

“Net Sales” means the gross amount actually collected by JV Company on Sales by the JV Company of Licensed Products, determined in accordance with the Ind AS accounting standards and principles, less the following (to the extent not already subtracted from the amounts billed or invoiced): (i) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of the JV Company (net of any reimbursements of any such taxes or other governmental charges to the applicable JV Company); and (iv) outbound transportation costs prepaid or allowed and costs of insurance in transit (net of any reimbursements of any such costs from customers to the JV Company). In any transfers of Licensed Products between the JV Company, any of its Subsidiaries, Loop, and/or Ester, Net Sales shall be calculated based on the final sale of the Licensed Product. In the event that the JV Company receives non-monetary consideration for any Licensed Products, Net Sales shall be calculated based on the fair market value of such consideration.

(q)	“Proposed Contract” has the meaning set forth in Section 2.3.

(r)	“Proposed Contract Notice” has the meaning set forth in Section 2.3.

(s)	“Rejection Notice” has the meaning set forth in Section 2.4.

(t)	“Representatives” has the meaning set forth in Section 3.1.

(u)	“Review Period” has the meaning set forth in Section 2.4.

(v)	“Sales Territory” shall mean the entire world.

(w)	“Specialty Polymer Products” has the meaning set forth in the License Agreement.

(x)	“Transferred Contract” means any Proposed Contract that is accepted by the JV Board as a Transferred Contract pursuant to Section 2.4.

ARTICLE 2

LICENSED PRODUCTS SALES

2.1

Exclusive Appointment. The JV Company hereby appoints Loop (and any other Loop Party designated by Loop from time to time in its sole discretion, but with prior intimation to the JV Company) as their exclusive sales, marketing and promotional representative, for the purpose of selling Licensed Products produced by JV Company to Authorized Customers pursuant to Transferred Contracts. Loop hereby accepts such appointment on its behalf and on behalf of the Loop Parties. Furthermore, Ester, the JV Company hereby undertake not to, and undertake to cause their respective Subsidiaries not to, directly or indirectly, market or sell any Licensed Products or any products bearing Loop Marks (including Loop Logo) to any Person other than to Authorized Customers pursuant to Transferred Contracts that have been negotiated by the applicable Loop Party and approved by the JV Board in accordance with the terms hereof.

2.2

Loop Sales Contracts. As between the Parties, Loop (and any other Loop Party designated by Loop from time to time in its sole discretion) shall have the sole and exclusive right to enter into agreements for the sale of Licensed Products and the exclusive right to set the price and quantity to be supplied under each Loop Sales Contract and other terms and conditions as determined by Loop in its commercially reasonable discretion. The JV Board may from time to time prescribe a minimum criteria for Loop Sales Contract that are submitted to the JV Board for its consideration.

2.3

Proposed Contracts and Proposed Contract Notice. Loop shall give JV Company prompt written notice, in the form of Exhibit A attached to this Agreement, of each Loop Sales Contract, which is eligible to be assigned in whole or in part to JV Company, as determined by Loop acting reasonably, into which it enters with its customers (each such notice, a “Proposed Contract Notice”). Subject to the foregoing, along with each Proposed Contract Notice, Loop shall deliver to JV Company a complete copy of the executed Loop Sales Contract (the “Proposed Contract”). The Proposed Contract Notice shall contain all other information necessary to allow the JV Board to review the Proposed Contract.

2.4

JV Board Approval of Proposed Contracts. Prior to the transfer of each Proposed Contract (or any portion thereof) and as a condition precedent to the assignment by the applicable Loop Party and the assumption by the JV Company of the right and obligations thereunder, each Proposed Contract shall be approved by the JV Board which shall consider same in good faith. Upon receipt of a Proposed Contract Notice, the JV Board will have the right to review and determine whether to accept or reject the Proposed Contract within ten (10) days following JV Company’s receipt of the Proposed Contract Notice (the “Review Period”). The JV Board shall provide Loop with a written acceptance or rejection of each Proposed Contract (“Acceptance Notice” or “Rejection Notice,” as applicable) within the Review Period, which acceptance or rejection shall be in the JV Board’s sole discretion. If the JV Board does not provide an Acceptance Notice or Rejection Notice to Loop within the Review Period, the Proposed Contract will be deemed rejected by the JV Board. Loop shall be entitled to present any rejected Proposed Contract (whether deemed rejected or by receipt of a Rejection Notice) to an Alternate Producer on the same terms and conditions as those presented to JV Company and, for the avoidance of any doubt, Loop shall not be in breach of any covenants contained in the Joint Venture Agreement or the License Agreement, as applicable, if it sells, within the Sales Territory, Licensed Products manufactured by an Alternate Producer in accordance with the provisions of this Section 2.4. If JV Company provides an Acceptance Notice to Loop with respect to a Proposed Contract during the Review Period, that Proposed Contract shall become a Transferred Contract on the date JV Company provides that Acceptance Notice.

2.5

Assignment of Transferred Contracts. Promptly after the date a Proposed Contract becomes a Transferred Contract (the “Assignment Date”), Loop and JV Company shall execute and deliver an assignment and assumption agreement substantially in the form of Exhibit B attached to this Agreement (“Assignment”) pursuant to which Loop shall assign to JV Company all or part of Loop’s right, title, and interest in the Transferred Contract and JV Company shall assume all such rights and obligations. Without diminishing JV Company’s obligations to perform under a Transferred Contract pursuant to each applicable assignment and assumption agreement, JV Company shall perform all of its assumed obligations under such Transferred Contract.

2.6

Customer Interface and Contract Fulfillment. Following the Assignment Date with respect to a Transferred Contract, Loop shall at all times remain the primary point of contact with the applicable Authorized Customer (on behalf of all Parties hereto) and JV Company shall act as contact for administrative functions arising from the relevant Transferred Contract with the applicable Authorized Customer. Subject to applicable Law, Loop shall use commercially reasonable efforts to invite the JV Company for social and/or promotional events (including attendance of exhibition events that may be conducted by Loop or that may be conducted in collaboration with any third-party) related to the JV products in the Sales Territory. Furthermore, JV Company shall, (i) fulfill each of JV Company’s obligations under and with respect to each Transferred Contract, including with respect to order processing, contract fulfillment, shipping, distributing, and other customer service obligations, (ii) invoice Authorized Customers for all sales of Licensed Products under all Transferred Contracts, and (iii) use commercially reasonable efforts to collect the amounts due under such invoices. At JV Company’s request from time to time, Loop shall provide reasonable assistance to JV Company in such invoicing and collection process without cost. JV Company shall be permitted to correspond with Authorized Customers in the ordinary course of business, only to the extent necessary to fulfill Transferred Contracts.

2.7

Amendments to Transferred Contract. Loop (and any other Loop Party designated by Loop from time to time in its sole discretion) shall subject to the prior approval of the JV Board or upon the written request of the JV Board, have the sole and exclusive right to renegotiate, terminate, amend, modify or otherwise alter or revise any Transferred Contract. Furthermore, the Parties agree that JV Company may request from Loop to renegotiate, terminate, amend, modify or otherwise alter or revise any Transferred Contract, which request Loop shall reasonably consider.

2.8

Product Branding and Communications. The JV Company shall comply with the brand guidelines relating to Loop Logos and Loop Marks and any update thereof communicated in writing to the JV Company by Loop from time to time.

(a)

Corporate Branding. Loop shall be entitled to develop and determine the names, logos and other elements of the Loop corporate branding (including all Loop Marks) to be used in connection with the marketing and promotion of Licensed Products as such Licensed Products are offered for sale, sold and/or distributed to any segment of Authorized Customers.

(b)

Product Branding. The JV Company shall (i) include the Loop Logo and any other applicable Loop Marks on any product packaging for the Licensed Products intended for delivery to consumers as set forth in the applicable Transferred Contract and (ii) comply at all times with Sections  4.1, 4.2, and 4.3 of the License Agreement.

(c)

External Communications. Loop shall be entitled to approve all external communications and marketing promotional materials related to the Licensed Products, if any, prior to the issuance or use of any such external communications and marketing promotional materials.

(d)	Bulk Packaging and Containers. Subject to the foregoing provisions of this Section 2.8, the product bags, containers, or other bulk packaging materials may carry the name of JV Company.

2.9

Fees. The fees (the “Marketing Services Fees”) payable by the JV Company to Loop for (i) the sales, marketing and promotional services rendered by Loop pursuant to this Agreement; and (ii) the assignment by Loop to JV Company all or part of Loop’s right, title, and interest in the Transferred Contract are set forth below.

(a)

Marketing Services Fees. The Marketing Services Fees shall be calculated as a percentage of the Net Sales of Licensed Products under Transferred Contracts in each applicable fiscal year. As such, the Marketing Services Fees shall be equal to: (i) the Aggregate Net Sales of Licensed Products in the Applicable Fiscal Year; multiplied by (ii) the corresponding Marketing Service Fees percentage (set forth in the table below), being understood however that the Marketing Services Fees shall never be lower than the corresponding Floor (set forth in the table below), nor higher than the corresponding Cap (set forth in the table below). For the avoidance of doubt, if (i) the Marketing Services Fees calculated in accordance with this Section 2.9(a) are lower than the applicable Floor, the Marketing Services Fees shall be deemed to be equal to the Floor; and (ii) the Marketing Services Fees calculated in accordance with this Section 2.9(a) are greater than the applicable Cap, the Marketing Services Fees shall be deemed to be equal to the Cap. The applicable Marketing Services Fees percentage is applied on the total Net Sales for the applicable fiscal year and shall not be applied on a marginal basis nor as a bracket.

Net Sales of Licensed Products in the Applicable Fiscal Year (USD)	Marketing Service Fees percentage	Floor (USD)	Cap (USD)
0 to 500,000,000	[***]%	N.A.	N.A.
500,000,001 to 1,000,000,000	[***]%	15,000,000	25,000,000
1,000,000,001 to 2,000,000,000	[***]%	25,000,000	40,000,000
2,000,000,001 and up	The Parties will negotiate in good faith.	N.A.	N.A.

For illustration purposes only, (i) if the Net Sales in the applicable fiscal year are USD 1,100,000,000, the Marketing Service Fees shall be equal to USD [***] and shall be calculated as follow : 1,100,000,000 * [***]% =[***], which amount is lower that the corresponding Floor, in which case the Marketing Service Fees are equal to the Floor; or (ii) if the Net Sales in the applicable fiscal year are USD 1,700,000,000, the Marketing Service Fees shall be equal to USD [***]and shall be calculated as follow : 1,700,000,000 * [***]% =[***].

(b)

Commencement of Fees Payments. The JV Company’s obligation to make Marketing Services Fees payments, as set forth in this Section 2.9, with respect to any Transferred Contract shall commence on the realization of the payments under invoices for such Transferred Contract. It is hereby clarified that the Marketing Services Fees will be paid to Loop by the JV Company after making statutory deductions under applicable Law.

(c)

Payment of Marketing Services Fees. The JV Company shall make any Marketing Services Fees payments applicable to its Transferred Contracts and owing under this Section 2.9 no later than the earlier of (i) with respect to the first, second, and third fiscal quarters of the JV Company’s fiscal year, forty-five (45) days following the end of the applicable fiscal quarter and (ii) with respect to the fourth fiscal quarter of the JV Company’s fiscal year, promptly following the delivery by the JV Company’s auditor of the audited annual financial statements of the JV Company but no later than ninety (90) days following the end of such fourth fiscal quarter (the “Payment Date”).

(d)

Fees Records and Audits. The JV Parties shall maintain during the term of this Agreement and for two (2) years thereafter all documents, books, and records that are necessary for or otherwise relate to the calculation of fees hereunder (“Fees Records”) and shall make such Fees Records available for examination by Loop during normal business hours. Loop shall have the option to engage, at its own expense, a reputable independent certified public accountant (from one of the “Big Four” accounting firms provided that such Big Four is not the auditor of any of the Loop Parties) to examine, in consultation with the JV Company and its auditor, the Fees Records to determine the correctness of any payment of Marketing Services Fees hereunder made by the JV Company. If any audit performed under this Section indicates that any payment due hereunder was underpaid, the JV Company shall promptly pay the amount of any underpayment. If any audit performed under this Section indicates that any payment due hereunder was overpaid, Loop shall promptly credit to the JV Company the amount of any overpayment, which credit shall be applied against future payments made under Section 2.9(c). If any audit performed under this Section indicates that any payment hereunder was in error to Loop’s detriment by more than five percent (5%) for any fiscal year of the JV Company, the JV Company shall pay the cost of the audit.

(e)

Exchange Conversion: For the purposes of determination of Net Sales for a Fiscal Year provided in the table above, and consequently the Marketing Services Fee, the INR to USD conversion rate shall be the average of the applicable reference rate available at https://www.fbil.org.in/#/home, for the relevant Fiscal Year.

2.10

Equitable Treatment. Subject to applicable Laws, including anti-trust laws, and other exceptions set forth in this Section, Loop shall ensure that the terms and conditions of Transferred Contracts will be substantially at par with such contracts entered by Loop with other customers of Loop including Alternate Producers or other joint ventures/Affiliates of Loop. Further, Loop shall ensure there shall be equitable treatment given to JV Company with other production facilities of Loop and/or its other joint ventures globally including Alternate Producers and Loop shall ensure volume distribution and suggest pricing between all of Loop’s production facilities and other joint ventures equitably. The foregoing shall at all-time be subject to (i) specific requests from Loop customers which JV Company may not reasonably fulfill, including without limitation, origin or location of production facility and/or feedstock, quantity, quality, product specification, or otherwise, (ii) effect on pricing associated with specific requests from customers, and (iii) any local regulation or restriction applicable in the jurisdiction of the relevant Loop customer.

ARTICLE 3

INDEMNITY AND LIMITATION OF LIABILITY

3.1	INDEMNITY AND LIMITATION OF LIABILITY.

(a)

Each Party agrees to indemnify, protect, defend and hold harmless the other Party and its officers, directors, employees, agents, vendors, successors, assignees and representatives (“Representatives”) from and against any and all costs, direct losses, damages and liabilities (including reasonable legal fees), arising out of or in connection with any claim, action, or proceeding, including any third party claim which in any way may result from or arising in any manner out of: (i) its breach of its representations, warranties, covenants, terms and conditions of this Agreement or contained in a Transferred Contract; (ii) any claim or action in relation to any unauthorized use/disclosure of the Confidential Information of the disclosing Party; and (iii) any violation of applicable Laws.

(b)

Notwithstanding Clause 3.1(a) above, the JV Company agrees to indemnify, protect, defend and hold harmless Loop and its officers, directors, employees, agents, vendors, successors, assignees and representatives (“Loop Representatives”) from and against any and all costs, direct losses, damages and liabilities (including reasonable legal fees), arising out of or in connection with any claim, action, or proceeding, including any third party claim which may result from or arise in any way out of Loop's obligations under this Agreement or during the provision of the marketing services by Loop under this Agreement. It being understood that JV Company shall not be liable to any of the Loop Representatives as a result (i) of acts or omissions attributable to any of the Loop Representatives, and (ii) fraud, willful misconduct or gross negligence of any Loop Representative. Loop shall perform (and caused to be performed) all reasonable actions to avoid or mitigate any losses which it may suffer as a consequence of any event or circumstance likely to give rise to a claim of indemnity under this Agreement.

(c)

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL, EXEMPLARY, STATUTORY, OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(d)

THE TOTAL CUMULATIVE LIABILITY OF A PARTY UNDER THIS AGREEMENT, IN ALL CIRCUMSTANCES AND REGARDLESS OF THE THEORY OF RECOVERY, SHALL BE LIMITED TO THE AMOUNT OF MARKETING SERVICE FEES PAID/RECEIVED BY THE RELEVANT PARTY.

(e)

IT IS HEREBY CLARIFIED THAT THE JV COMPANY SHALL NOT HAVE ANY LIABILITY TO ANY LOOP PARTY WITH RESPECT TO ANY PROPOSED CONTRACT THAT DOES NOT BECOME A TRANSFERRED CONTRACT AS PROVIDED IN SECTION 2.4. NOTWITHSTANDING THE FOREGOING, NONE OF THE FOREGOING LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 3.1 SHALL BE AVAILABLE TO EITHER PARTY WITH RESPECT TO A BREACH OF ARTICLE 4, CONFIDENTIAL INFORMATION, OR FOR CLAIMS TO THE EXTENT THEY ARISE OUT OF A PARTY’S GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT.

ARTICLE 4

CONFIDENTIAL INFORMATION

4.1

Confidential Information. The term “Confidential Information” means any non-public information of a Party, its Affiliates or their respective businesses, disclosed by one Party to the other (i) prior to the date of this Agreement, or (ii) pursuant to this Agreement, in each case which is in written, graphic, machine readable or other tangible form and is marked “Confidential”, “Proprietary” or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one Party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party.

4.2

Obligation. Each Party shall treat as confidential (as set forth herein) all Confidential Information of the other Party and shall not use such Confidential Information except as expressly permitted by this Agreement or as otherwise authorized in writing by the disclosing party. Each Party shall implement reasonable procedures to prohibit the unauthorized disclosure or misuse of the other Party’s Confidential Information and shall not disclose such Confidential Information to any third party except as may be necessary in connection with the rights and obligations of such Party under this Agreement, and subject to confidentiality obligations similar to those set forth in this Article 4. Each of the Parties shall use at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement, but in no event less than reasonable care.

4.3	Exclusions. Notwithstanding the foregoing, Confidential Information excludes information that:

(a)	was publicly available at the time it was disclosed or becomes publicly available through no fault of the receiving party;

(b)	was known to the receiving Party, without similar confidentiality restriction, at the time of disclosure;

(c)	is disclosed with the prior written approval of the disclosing party;

(d)	was independently developed by the receiving party without any use of the Confidential Information of the disclosing party; or

(e)	becomes known to the receiving party, without similar confidentiality restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party.

4.4

Compelled Disclosure. The receiving party may disclose the Confidential Information of disclosing Party if compelled to do so by Law, a court or other authority; provided that the receiving Party shall give the disclosing Party prompt written notice so that the disclosing Party may take steps to oppose such disclosure.

4.5

Confidentiality of Agreement. Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other’s Confidential Information and that no public reference to the terms and conditions of this Agreement or to activities pertaining to this Agreement can be made without the prior written consent of the other Party; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel and/or auditors, representatives of the Parties subject to such them agreeing to be bound to similar confidential restrictions; (iv) in public documents, in connection with the requirements of an initial public offering, secondary offering, or debt offering or any securities filing of the Parties; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

4.6

The confidentiality obligations of the Parties herein shall survive for a period of two (2) years from the date of expiry or termination of this Agreement. Notwithstanding the foregoing, any Confidential Information that is a trade secret (and which has been intimated as being a trade secret) shall remain confidential for as long as such Confidential Information remains a trade secret under applicable law.

ARTICLE 5

TERM AND TERMINATION

5.1	Term. This Agreement begins on the Effective Date and shall continue indefinitely unless sooner terminated as provided in this Article 5.

5.2

Termination for Breach. If either Party breaches any material obligations under this Agreement, which for the avoidance of doubt excludes the breach of the payment obligations of the JV Company in accordance with Section 2.9 and which shall be dealt with in accordance with Section 5.3 below, then the other Parties shall be entitled to terminate this Agreement by written notice to the defaulting Party, if such breach is not cured within one hundred twenty (120) days after written notice is given by a non-defaulting Party to the defaulting Party specifying the breach.

5.3

Termination for Late Payment. If Loop does not receive any payment owed under Section 2.9 of this Agreement by the applicable Payment Date, then the JV Company shall, within thirty (30) days of written notice by Loop to the JV Company (the “Non-Payment Notice”), pay, or cause to be paid, to Loop (i) such outstanding payment and (ii) interest on such outstanding payment from the applicable Payment Date to the date of actual payment at the rate of twelve percent (12%) per annum (collectively, the “Late Payment”). Further, if Loop does not receive the full amount of the Late Payment within one-hundred and twenty (120) days after the issuance of the Non-Payment Notice due to any willful default of the JV Company, then Loop shall be entitled to immediately terminate this Agreement by written notice to JV Company. The Parties further agree and acknowledge that in the event of a ‘cash shortage’ for the JV Company, as determined by the JV Board (including the positive votes of at least one (1) director appointed by Loop and one (1) director appointed by Ester), the payment obligations outlined in this Agreement shall be extended for such period as may be agreed upon by the JV Board. Further, Loop shall not have the right to terminate this agreement for breach of the payment obligations as set out in this Section 5.3 during the pendency of such cash shortage period.

5.4	Other Termination. Loop shall be entitled to terminate this Agreement by written notice to Ester and JV Company upon the termination of the License Agreement in accordance with its terms.

5.5	Termination by Mutual Agreement. The Parties may terminate this Agreement by mutual written agreement.

5.6

Effect of Termination; Survival. The rights and obligations of the Parties under the following Articles and Sections shall survive any expiration or termination of this Agreement: applicable provisions of  Article 1 (Definitions), Article 3 (Limitation of Liability), Article 4 (Confidential Information), Section 7.4 (Choice of Law), Section 7.5 (Disputes) and Section 7.6 (Arbitration). Upon termination of this Agreement the royalty rate fixed in the License Agreement shall automatically be amended to a rate equal to [***] of Net Sales of Licensed Products beginning on the termination date of this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1

Mutual Representations and Warranties. Without limiting the representations and warranties of the Parties under the Joint Venture Agreements, Each Party hereby represents and warrants to the other Party that:

(a)	Organization. It is a company/ corporation (or limited liability company) duly organized (or formed), validly existing and in good standing under the Laws of its state of organization (or formation);

(b)

Authority; Enforceability. It has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby; its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all its requisite corporate or entity action; and it has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by the other Party) this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with their respective terms; and

(c)

No Conflicts; Consents. Its execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate or conflict with its organizational documents or (ii) violate or conflict with any provision of law or governmental order applicable to it; and no consent, approval, waiver or authorization is required to be obtained by it from any person (including any governmental authority) in connection with its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

6.2

Representation and Warranties of Loop. The marketing services provided by Loop to the JV Company under the terms of this Agreement, shall comply in all material respect with applicable Laws and Loop shall have all the necessary rights, licenses and registrations to perform the marketing services hereunder this Agreement.

6.3

NO OTHER REPRESENTATIONS. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, CUSTOM, TRADE OR NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 7

GENERAL PROVISIONS

7.1

Independent Contractors. The Parties are independent contractors. Nothing contained in this Agreement or done pursuant to this Agreement shall constitute either Party as the agent of the other Party for any purpose or in any sense whatsoever or constitute the Parties as partners or joint venturers.

7.2

Amendment. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either Party unless mutually assented to in writing by both Parties.

7.3

Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be delivered by electronic transmission (email or fax) or prepaid air express or registered airmail, postage prepaid, to the following:

If to Loop:

Loop Industries, Inc.

480 rue Fernand-Poitras

Terrebonne, Quebec J6Y 1Y4, Canada

E-mail: [***]

Attention: Daniel Solomita

With a copy to (which does not constitute notice to Loop):

Norton Rose Fulbright Canada LLP

1 Place Ville Marie, Suite 2500

Montreal (Quebec) H3B 1R1, Canada

Email: vincent.filiatrault@nortonorosefulbright.com

Attention: Vincent Filiatrault

If to the JV Company:

Attn: Pradeep Kumar Rustagi and cc to Company Secretary

Address: Plot No.11 Block A, Infocity 1, Sector 34 Gurgaon 122001, Haryana, India

Email: [***]

With cc to: rachi.agarwal@elitepolyester.in

If to Ester:

Attention: Mr. Arvind Singhania and cc to Company Secretary

Address: Plot No.-11-A, Infocity-1, Sector 33–34, Gurgaon-122001, Haryana, India

E-mail:         [***]

With cc to [***]

Each Party may change its address set forth above by written notice to the other.

7.4

Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of Republic of India and all disputes arising out of this Agreement shall be dealt with in accordance with Section 7.6 below.

7.5

Disputes. Any dispute, difference, controversy or claim between the Parties arising out of or in relation to this Agreement or the construction, interpretation, breach, termination or validity thereof (hereinafter referred to as “Dispute”) shall, upon the written request of any Party be referred to the authorized representatives of that Party for amicable resolution. The authorized representatives shall promptly meet and attempt to negotiate in good faith a resolution of the Dispute.

7.6

Arbitration. In the event that the Parties are unable to resolve the Dispute, then the Dispute shall be resolved in accordance with the provisions set out in Clause 17 of the JVA, which are hereby incorporated by reference.

7.7

Waiver. Any failure by either Party to enforce at any time any terms and conditions of this Agreement shall not be considered a waiver of that Party’s right thereafter to enforce such terms and conditions or any other terms and conditions of this Agreement.

7.8

Severability. Should any clause, sentence, section, article or paragraph of this Agreement judicially be declared to be invalid, unenforceable, or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement.

7.9

Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and assigns, but neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Parties except to a person into which it has merged or who has otherwise succeeded to all or substantially all of the business and assets of the assignor, and who has assumed in writing or by operation of law its obligations under this Agreement.

7.10

Entire Agreement. This Agreement (including its Exhibits) sets forth the entire agreement between the Parties as to the subject matter hereof and supersedes all previous negotiations, agreements and writings in respect thereto and any usage of trade, and shall not be extended, supplemented or amended except by an instrument in writing duly executed by an authorized officer or representative of each Party.

7.11

Counterparts. This Agreement may be executed in counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate, as of the Effective Date, by their duly authorized officers or representatives.

Loop Industries, Inc.

By:

Name: Mr Daniel Solomita

Title: Chairman and CEO

Ester Loop Infinite Technologies Private Limited

By:

Name: Mr Arvind Singhania

Title: Chairman

Ester Industries Ltd.

By:

Name: Pradeep Kumar Rustagi

Title: Director

EXHIBIT A

PROPOSED CONTRACT NOTICE

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

SCHEDULE A TO ASSIGNMENT AND ASSUMPTION AGREEMENT

LOOP SALES CONTRACT